PERSONAL AND CONFIDENTIAL

Exhibit 10.1

October 12, 2022

Mr. R. Christopher Cook

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Dear Chris:

On behalf of the Board of Directors of Cassava Sciences, Inc.,  (the “Company”) I  am pleased to extend you an offer of employment as Senior VP and General Counsel (“GC”), an officer-level position. This Letter Agreement is intended to set forth the terms and conditions of your new employment with the Company.

As GC, you will report to Remi Barbier, Chairman of the Board, President & CEO. During your employment with the Company, you agree to devote your full business time and your best efforts, business judgment, skill, and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it, provided, however, it is agreed that you may serve on outside boards (with prior written notice to and written approval by the CEO), participate in charitable and civic organizations, and manage your personal investments to the extent such activities do not interfere with your duties and responsibilities to the Company.

As GC, you will have broad duties and responsibilities that are consistent with the role of the highest legal officer of Cassava Sciences. Examples of such duties may include providing legal counsel and guidance to the Company and its managers on a variety of legal and policy matters; developing legal strategies and solutions; reviewing contracts, policies, procedures, regulations, bylaws and other legal documents; managing outside counsel to handle claims and litigation; providing strategic and tactical guidance on matters related to the Company’s affairs; maintaining professional growth and development to keep abreast of latest developments in legal areas;  and other duties and responsibilities, as assigned to you by the CEO or by the Company’s Board of Directors.

Your base salary will be four hundred and twenty-five thousand dollars ($425,000) per calendar year, paid bi-monthly. Your cash compensation is subject to deduction and

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withholding authorized or required by applicable law. Your base salary will be subject to review from time to time. Salary adjustments may be made based upon the Company’s compensation review practices and in the Company’s sole discretion. In addition, from time to time the Company may grant you, in its sole discretion, discretionary cash bonus amounts.

You will be granted a stock option to purchase one hundred thousand (100,000) shares of Common Stock. Options vest monthly and equally over 48 months. Vesting for your stock option will start on your first day of full-time employment with the Company.  The strike price of your stock option will be priced on the closing price of the first day of your full-time employment with the Company. Your stock option will be issued pursuant to the ‘2018 Omnibus Equity Incentive Plan’ and will be subject to all terms and conditions set forth in the agreement covering your stock option. From time to time the Company may grant you, in its sole discretion, additional stock options or other types of equity-based compensation.

You will be eligible to receive welfare benefits on the same terms and conditions as generally available to other officers of Cassava Sciences, such as medical, life insurance, disability or other health benefits.

You agree to relocate to the Austin, Texas area as soon as practical but in any event no later than December 1, 2022.

In the event you are unable or unwilling to relocate to Austin, your position may be eliminated, in which case you may no longer be constructively employed by Cassava Sciences and will not be provided a severance package. You are also eligible to receive a one-time, forty thousand-dollar ($40,000) relocation package. This relocation package constitutes the entire financial assistance Cassava Sciences will provide you regarding relocation. Such amount will be paid to you approximately three months after your first date of full-time employment with the Company, net of any withholdings required by law. Should you terminate employment with Cassava Sciences within one year of your first date of full-time employment with the Company, you agree to reimburse the entire relocation bonus on your last day of full-time employment with Cassava Sciences.

Other key terms of this offer of employment are outlined below:

1.A proposed full-time start date is no later than Thursday,  December 1, 2022. Of course, an earlier start date is acceptable and welcomed.

2.An integral part of this position is the ability to travel as needed without restrictions. Please inform me immediately in writing if you are aware of any personal or other restrictions that may impede your ability to engage in air travel or other forms of overnight travel from time to time, including overseas travel.

PERSONAL AND CONFIDENTIAL

3.As an Officer of Cassava Sciences, you will not accrue, and the Company will not record, any specific amount of vacation time or time off. The ability to take paid time off is not intended to be a form of additional wages for services performed. Rather it is part of an effort to provide you with the benefits of a flexible work schedule. You are encouraged to rest and rejuvenate as your work responsibilities allow. There are no consequences for taking time off, or for failing to take time off.

4.Cassava Sciences will promptly reimburse your business and travel expenses in accordance with the Company’s expense reimbursement policies.

5.In the event your employment with Cassava Sciences is terminated without cause after your initial six (6) months of employment, or in the event a “constructive dismissal” occurs at any time during your employment, you will be paid your regular base salary, and you will continue to receive employment benefits, for a period of three (3) months following your last date of employment at the Company, or the date upon which you commence employment with another entity, provided, however, you sign and do not revoke an employment separation and release agreement.

6.In the event your employment with Cassava Sciences is terminated without cause after a “Change in Control” (as defined herein) you will be paid your regular base salary, and you will continue to receive employment benefits, for a period of twelve (12) months following your last date of employment with the Company. A ‘Change-in-Control’ means the acquisition of fifty-one percent (51%) or more of Cassava Sciences’ then outstanding shares at the time of a Change-in-Control transaction, provided, however,  that you sign and do not revoke an employment separation and release agreement, and further provided, however, that for purposes of this Paragraph 6, raising capital through the issuance of equity by the Company shall not constitute a Change-in-Control

7.You acknowledge and agree that your employment with Cassava Sciences is for no specified time and constitutes “at-will” employment.  As a result, you are free to resign at any time, for any reason. In the event of resignation, please provide at least three weeks’ notice in order to effect a smooth transition of the Company’s affairs. Similarly, the Company is free to conclude its employment relationship with you at any time and reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer or termination,  consistent with the Company’s needs.

8.You and Cassava Sciences shall attempt in good faith to resolve any dispute or claim arising out of your employment, or its termination, through discussion, evaluation, negotiation and conciliation.  If a dispute cannot be amicably settled

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within six-weeks from the date on which a party has served written notice to the other party of a dispute, then the matter shall be submitted to binding arbitration before a neutral arbitrator in Texas, except where Texas law specifically forbids the use of arbitration as a final and binding remedy.  In the event of arbitration or other legal action, each party shall bear its own fees and expenses.

9.You understand and agree this is an offer of full-time and exclusive employment for Cassava Sciences and is office-based in Austin, TX. You may not consult or provide professional services, with or without compensation, to any third party at any time during your employment with the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, you must first receive express written permission from the CEO, which may be withheld.

10.You represent to Cassava Sciences that you are not subject to any commitment or obligation that would legally or ethically prevent you from accepting this offer of employment, or that may in any way interfere or restrict you from performing the duties and responsibilities contemplated in this Letter Agreement. You further acknowledge that the Company has directed you to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of your duties and responsibilities with the Company.

11.You agree to review and sign a “CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT” (attached).

12.You agree to acknowledge in writing that you have read and understand the Company’s “INSIDER TRADING COMPLIANCE PROGRAM” (attached).

13.This offer expires on Thursday, October 27, 2022, unless signed by you and received by Cassava Sciences before then.

Finally, please note that all employees of Cassava Sciences are fully vaccinated against Covid-19. Prior to your start date you may be required to show evidence that you have received a Covid-19 vaccine or have a valid religious or medical reason not to be vaccinated in accordance with EEOC issued guidelines.

If the conditions of this offer and your acceptance are satisfied, this Letter Agreement shall constitute the full and complete agreement between you and Cassava Sciences regarding the terms and conditions of your employment. This Letter Agreement specifically cancels, supersedes and replaces all prior negotiations, representations or agreements, written and oral, between you and anyone at Cassava Sciences or its recruiting agents, regarding any aspect of your employment. Any change to the terms of your employment with Cassava Sciences, as set forth in this letter, must be made in writing to you, signed by the CEO of Cassava Sciences, to be effective.

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If these terms and condition of employment and the attached Invention Agreement are acceptable to you, please sign, date and return to the Company one original copy.

Chris, we all very much look forward to working with you!

/s/ REMI BARBIER

Remi Barbier

Chairman of the Board

President & CEO

I  have read and understood this Letter Agreement and accept and agree to all of its terms and conditions. I further acknowledge that no other commitments or enticements were made to me as part of this offer of employment, except as specified herein.

/s/ R. CHRISTOPHER COOK10/13/2022

R. Christopher CookDate

Attachments:

Confidential Information and Invention Assignment Agreement

Insider Trading Compliance Program

Benefits Summary

Employee Handbook

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Form of Stock Option Agreement